EXHIBIT 99.1


Contact:   Suzanne H. Wood
           (336) 664-2400


                    OAKWOOD HOMES CORPORATION ANNOUNCES LOWER
                       EXPECTATIONS FOR THE SECOND QUARTER

GREENSBORO, N.C., April 9, 1999 --- Oakwood Homes Corporation (NYSE - OH) today announced that it expects results for the second quarter ended March 31, 1999 to be $.05 to $.10 below analysts' consensus estimates of $.27 per share as report by First Call.

Nicholas J. St. George, Chairman and Chief Executive Officer, and Williams G. Edwards, President and Chief Operating Officer, jointly said: "The quarter was adversely impacted by a small loss on our sale of asset-backed securities in January versus an originally budgeted gain. In addition, although our business improved steadily with March revenues above plan, we were unable to completely make up for the shortfall from expected sales in January and early February. While we are disappointed with these results, we are nonetheless pleased with our progress during the quarter on several initiatives."

Mr. Edwards continued: "During the quarter, we opened 27 new sales centers, the most ever in a quarter. We also neared completion of our House Smart(TM) stores, a new distribution channel selling higher priced homes with significant use of computer-based technology in the selling process to demonstrate home features and options. The House Smart(TM) concept has been over eighteen months in development, and we plan to open several House Smart(TM) stores in our third quarter. These initiatives are expected to create incremental future revenues, but added to our expenses in the second quarter. Finally, we were able to reduce our inventory of repossessed homes by approximately 450 units during the quarter and reduce delinquency from 4.2% at December 31 to 3.0% at March 31. With these efforts and investments, we believe Oakwood is well positioned to take advantage of improving demand as we move into the seasonally strongest part of our fiscal year."

Oakwood Homes Corporation and its subsidiaries are engaged in the production, sale, financing and insuring of manufactured housing throughout the United States. With 387 Company-owned stores and an extensive network of independent dealers served by 32 manufacturing facilities, Oakwood Homes is the nation's largest retailer of manufactured housing.
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This press release contains certain forward-looking statements and information based on the beliefs of the Company's management as well as assumptions made by, and information currently available to, the Company's management. Words like "believe," "expect," "should," and similar expressions used in this press release are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors in the Company's Registration Statement on Form S-3 filed February 22, 1999. Should underlying assumptions prove incorrect or should one or more of the risks or uncertainties materialize, actual events or results may vary from those described herein as anticipated, expected, believed or estimated.